Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:22 PM 09/17/2013
FILED 05:22 PM 09/17/2013
SRV 131099373 - 3562449 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

xG TECHNOLOGY, INC.

I, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of xG Technology, Inc., originally filed in this state as xG Technology, LLC, and formed on November 8, 2006, under the provisions of and subject to the requirements of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1.          The name of the corporation is xG Technology, Inc. (the “Corporation”).

2.          The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the Zip code is 19808. The name of the registered agent of the Corporation at such address is Corporate Agents, Inc.

3.          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.          The total number of shares of all classes of stock which the Corporation is authorized to issue is 310,000,000 shares, divided into 300,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), and 10,000,000 shares of “Blank Check” preferred stock, par value $0.00001 per share (“Preferred Stock”), as more fully described below:

(a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in the holder’s name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Certificate of Incorporation or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts, if any, to which they are entitled, shall be divided and paid to the holders of Common Stock according to their respective shares.

(b) Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more classes and/or series within any class or classes as may be determined by the Board of Directors of the Corporation, each such class or series to be distinctly designated and to consist of the number of shares determined by the Board of Directors. The Board of Directors of the Corporation is hereby expressly vested with authority to adopt resolutions with respect to any unissued and/or treasury shares of Preferred Stock to issue the shares, to fix the number of shares constituting any class or series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of Preferred Stock, and each class or series thereof, in each case without approval of the stockholders. The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the following:

(1)    The number of shares constituting that class or series and the distinctive designation of that class or series;

(2)    The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

(3)    Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(4)    Whether that class or series shall have conversion privileges (including rights to convert such class or series into the capital stock of the Corporation or any other entity) and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)    Whether or not shares of that class or series shall be redeemable, and if so, the terms and conditions of such redemption (including any sinking fund provisions), the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(6)    The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(7)    Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

The number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock which may be designated by the Board of Directors may differ from those of any and all other class or series at any time outstanding.

(c)     Increase in Authorized Preferred Stock. Except as otherwise provided by law or in a resolution or resolutions establishing any particular class or series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to this Certificate of Incorporation approved solely by the holders of Common Stock and of any class or series of Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.

5.          The name and mailing address of the incorporator(s) of the Corporation are:

Richard L. Mooers	Roger G. Branton
240 S. Pineapple Avenue	240 S. Pineapple Avenue
Suite 701	Suite 701
Sarasota, FL 34236	Sarasota, FL 34236

6.          Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7.          To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.          The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.          In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

10.         The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the By-laws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

11.         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph 11.

[SIGNATURE PAGE FOLLOWS]

This Amended and Restated Certificate of Incorporation was duly adopted pursuant to written consent as permitted by Delaware Code Title 8 Chapter 1 Subchapter IV, Section 141, and Subchapter VII, Section 288, by the holders of more than seventy-five per cent of the voting rights entitled to be voted heron, as of March 19, 2013. The number of votes was sufficient for approval.

I, THE UNDERSIGNED, for the purpose of amending and restating the Certificate of Incorporation, do make, file and record this Amended and Restated Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Amended and Restated Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 18th day of July, 2013.

By	/s/ Roger G. Branton
Name: Roger G. Branton
Chief Financial Officer of
xG Technology, Inc.